EXHIBIT 4.1

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

VIZCONNECT, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

VizConnect, Inc., a Nevada corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation (as further amended from time to time, the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended (the “NRS”), the Board of Directors, on February 10, 2015, adopted the following resolution creating a series of its preferred stock, par value $0.001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors hereby designates three (3) shares of the preferred stock, par value $0.001 per share, of the Corporation as “Series A Preferred Stock”, and the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this “Certificate of Designation”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file this Certificate of Designation with the Secretary of State of the State of Nevada:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission and its staff.

1

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities” means the Series A Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value. The series of preferred stock created hereunder shall be designated as its Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be three (3) which shall not be subject to increase without the unanimous written consent of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”). Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

Section 3. Dividends. The Holders shall not be entitled to receive, and the Corporation shall not pay to the Holders, any dividend or distribution.

2

Section 4. Conversion. The Holders shall not be entitled to convert the Series A Preferred Stock into Common Stock.

Section 5. Voting Rights. Except as otherwise required by law or expressly provided herein, each share of Series A Preferred Stock shall be entitled to vote in conjunction with the Common Stock on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation (the “Voting Event”). Each share of Series A Preferred Stock shall be entitled to such number of votes that equal the total number of Common Stock outstanding and entitled to vote on such Voting Event (the “Vote Multiplier”) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together and not as separate classes.

Section 6. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), for each share of Series A Preferred Stock, the Holders shall not be entitled to receive any amount out of the assets, whether capital or surplus, of the Corporation.

Section 7. Redemption. The Series A Preferred Stock shall not be subject to redemption by the Corporation without the written consent of the Holders.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth below:

VizConnect, Inc.

136 Dwight Road

Longmeadow, Massachusetts 01106

Attn: Chief Executive Officer

Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation.

Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Eastern Standard Time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Eastern Standard Time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

3

b) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware General Corporation law.

4

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 10th day of February, 2015.

Edward Carroll

Brian Dee

Paul Cooleen

5